SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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PIMCO EQUITY SERIES

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PIMCO EQUITY SERIES

Supplement dated April 22, 2019 to the

Proxy Statement dated March 18, 2019 (“Proxy Statement”)

The purpose of this supplement to the Proxy Statement, dated March 18, 2019 and related to the special meeting of shareholders (the “Meeting”) of each series of PIMCO Equity Series (the “Trust”), is to (i) correct an error and clarify that the quorum requirement for the Meeting shall be applied at the Trust, rather than Fund, level and (ii) provide information regarding the adjournment of the Meeting.

Accordingly, the first two sentences of the “Quorum and Voting Requirements” section of the Proxy Statement are deleted in their entirety and replaced with the following:

The holders of one-third of the outstanding shares entitled to vote shall constitute a quorum at a shareholders’ meeting. When a quorum is present at any meeting, a majority of the outstanding shares voted shall decide any questions, except that Trustees shall be elected by the affirmative vote of a plurality of the votes cast at such meeting.

It is anticipated that the Meeting, which was originally scheduled for April 22, 2019, will be adjourned to May 6, 2019, allowing you additional time to vote. The adjourned meeting will be held at the Newport Beach Marriott Hotel & Spa, 900 Newport Center Drive, Newport Beach, California 92660 on May 6, 2019, at 9:00 a.m., Pacific time.

Please read this supplement together with the original proxy materials that were previously distributed to you. Aside from the change noted above, no other changes have been made to the Proxy Statement or to the matters to be considered by the shareholders at the Meeting. You may review these proxy materials on the internet at www.proxyonline.com/docs/PIMCOEquitySeries. On this website, you will be able to access the notice of special meeting of shareholders, the Proxy Statement and the form of proxy cards.

Your vote is important and, for the reasons set forth in the Proxy Statement, the Board of Trustees of the Trust encourages you to vote “FOR” the proposal. If you have any questions regarding the Proxy Statement, please call (877) 478-5042.

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